EXHIBIT 10.9.1

                            SIXTH AMENDMENT TO LEASE

      THIS SIXTH AMENDMENT TO LEASE (this "Amendment") entered into in Chicago, Illinois, effective as of the 1st day of May, 2006, by and between GOLUB LSP INVESTORS, LP, a Delaware limited partnership ("Lessor"), and PLAYBOY ENTERPRISES, INC., a Delaware corporation ("Lessee").

                                  WITNESSETH:

      A. LaSalle National Bank, not personally, but solely as Trustee under a Trust Agreement dated December 21, 1987, and known as Trust No. 112912 ("Original Lessor"), and Lessee have heretofore entered into that certain Office Lease dated as of April 7, 1988 (the "Original Lease"), whereby Original Lessor leased to Lessee certain premises in the office portion of 680 North Lake Shore Drive, Chicago, Illinois.

      B. Original Lessor has heretofore assigned its interest under the Original Lease to American National Bank and Trust Company of Chicago, not personally, but solely as Trustee under Trust Agreement dated May 2, 1989, and known as Trust No. 108237-06 ("Successor Lessor").

      C. Successor Lessor and Lessee have heretofore entered into that certain Amendment to Lease dated as of October 26, 1989 (the "First Amendment"), that certain Second Amendment to Lease dated as of June 1, 1992 (the "Second Amendment"), that certain Third Amendment to Lease ("Third Amendment") dated as of August 30, 1993, that certain Fourth Amendment to Lease ("Fourth Amendment") dated as of August 6, 1996, and that certain Fifth Amendment to Lease dated as of March 19, 1998 ("Fifth Amendment"). The Original Lease, the First Amendment, the Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment are collectively referred to herein as the "Lease".

      D. Successor Lessor and Lessee have heretofore entered into that certain Storage Lease dated May 25, 1999 (the "Storage Lease") for storage space in the basement of the Building, which Storage Lease is not affected hereby.

      E. Successor Lessor has heretofore assigned its interest under the Lease and Storage Lease to Lessor.

      F. Lessor and Lessee now desire to amend the Lease to surrender a portion of the Premises, extend the term of the Lease and amend certain other provisions contained in the Lease, all upon the terms and provisions hereinafter set forth.

      NOW, THEREFORE, for good and valuable consideration, the receipt and legal Sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

      1. Definitions. Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

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      2.    Partial  Termination.  Effective  from and  after  May 1,  2006 (the
"Surrender Date"), Lessee hereby remises, releases, quitclaims and surrenders to Lessor, its successors and assigns, forever, all rights of Lessee in and to the Second Additional Premises (as defined in the Fifth Amendment, which consists of approximately 32,140 rentable square feet on the 14th floor of the Building), however acquired, including all of the estate and rights of Lessee in and to the Lease as to the Second Additional Premises, to have and to hold the same unto Lessor, its successors and assigns, forever, from and after the Surrender Date. Additionally, effective as of the Surrender Date, the Additional Premises (which is storage space known as Room B-101 in the basement of the Building (as more fully described in the First Amendment)) shall be released and surrendered under the Lease and shall be added to the storage space leased pursuant to the Storage Lease. Accordingly, from and after the Surrender Date, the Premises shall contain only 95,523 rentable square feet. Lessor and Lessee acknowledge and agree that the Lease shall remain in full force and effect as to such Premises and the Storage Lease shall remain in full force and effect as to the storage space covered by the Storage Lease, as amended. The Storage Lease will be extended by a separate amendment to be co-terminus with the Term of the Lease, as extended by this Amendment, and shall be amended to include the Additional Premises surrendered hereunder effective as of the Surrender Date.

      The reduction in Base Rent and Rent Adjustment, as well as recognition of the Sublease (as hereinafter defined), are each effective as of the Surrender Date, as more fully provided below. Lessee has made payments of Base Rent and Rent Adjustment in excess of the amounts due under this Amendment after the Surrender Date and has collected sums under the Sublease after the Surrender Date. Additionally, Lessee has made payments of Taxes for the Second Additional Premises on a "year-of-payment" basis as provided in the Fifth Amendment. Lessor and Lessee shall calculate the refund due Lessee for such overpayments of Base Rent and Rent Adjustment, less amounts collected under the Sublease by Lessee, and Lessor shall pay Lessee any such sum within thirty (30) days following such determination. Without limiting the generality of the effect of the foregoing reconciliation, Lessor acknowledges that Lessee has previously paid $60,505.09 representing the allocable portion of the first installment 2005 tax bill with respect to the Second Additional Premises. When the second installment 2005 bill is received (expected in August or September 2006), the total taxes allocable to the Second Additional Premises will be determined, and Lessee is responsible for 4/12 thereof (i.e., through April 30). If 4/12 of such total taxes allocable to the Second Additional Premises is more than $60,505.09, Lessee shall pay Lessor the difference, or if 4/12 of such total taxes allocable to the Second Additional Premises is less than $60.505,09, Lessor shall pay Lessee the difference. Except for such determination, Lessee will not owe any further taxes with respect to the Second Additional Space, and Lessor specifically will not be entitled to claim in 2007 that Lessee owes taxes for the space attributable to 2006.

      3. Return of Second Additional Premises. Lessor and Lessee agree that the Lease is to be cancelled and terminated and the Term thereof brought to an end as of the Surrender Date with respect to the Second Additional Premises with the same force and effect as if the Term of the Lease were in and by the provisions thereof fixed to expire on the Surrender Date with respect to the Second Additional Premises. Without limiting the generality of the foregoing, Lessee agrees to quit and surrender to Lessor, on or before the Surrender Date, the Second Additional Premises in broom clean condition and otherwise in accordance with the provisions of Section 9 of the Lease and that Lessor shall have the right to re-enter upon the Second

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Additional Premises as of the Surrender Date, as fully as it would or could have done if that were the date provided for the expiration of the Term of the Lease.

      Notwithstanding the foregoing, however, Lessor and Lessee acknowledge that a portion of the Second Additional Premises consisting of approximately 12,066 rentable square feet (the "Subleased Premises") has been previously subleased by Lessee to Sublessee pursuant to February 9, 2004 (the "Sublease"). Lessor and Sublessee are simultaneously entering into a recognition and attornment agreement pursuant to which Lessor will recognize the Sublessee as a direct lessee of Lessor effective as of the Surrender Date and, accordingly, Lessee's surrender obligations hereunder with respect to the Subleased Premises shall be subject to said Sublease as recognized by Lessor. In the event of any default by Sublessee with respect to the Subleased Premises from and after the Surrender Date, Lessee shall not have liability with respect thereto. Additionally, the remaining portion of the Second Additional Premises, consisting of approximately 20,074 rentable square feet ("Temporary Space"), shall be subject to Lessee's continued occupancy as provided under Section 14 below.

      4. Extension of Term. The Term of the Lease is hereby extended to August 31, 2022 ("Extended Expiration Date"), unless sooner terminated or extended in accordance with the terms of the Lease, as amended hereby.

      5. Base Rent. Effective as of May 1, 2006, Base Rent due under the Lease shall be the amounts set forth in the following schedule and shall be paid in accordance with the provisions of the Lease:

                        ANNUAL         MONTHLY
     PERIOD           BASE RENT*      BASE RENT*
----------------    -------------    -----------
5/1/06 - 8/31/07    $  955,230.00    $ 79,602.50
9/1/07 - 8/31/08    $1,313,441.28    $109,453.44
9/1/08 - 8/31/09    $1,361,202.72    $113,433.56
9/1/09 - 8/31/10    $1,408,964.28    $117,413.69
9/1/10 - 8/31/11    $1,456,725.72    $121,393.81
9/1/11 - 8/31/12    $1,504,487.28    $125,373.94
9/1/12 - 8/31/13    $1,552,248.72    $129,354.06
9/1/13 - 8/31/14    $1,600,010.28    $133,334.19
9/1/14 - 8/31/15    $1,647,771.72    $137,314.31
9/1/15 - 8/31/16    $1,695,533.28    $141,294.44
9/1/16 - 8/31/17    $1,743,294.72    $145,274.56
9/1/17 - 8/31/18    $1,791,056.28    $149,254.69

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                        ANNUAL         MONTHLY
     PERIOD           BASE RENT*      BASE RENT*
----------------    -------------    -----------
9/1/18 - 8/31/19    $1,838,817.72    $153,234.81
9/1/19 - 8/31/20    $1,886,579.28    $157,214.94
9/1/20 - 8/31/21    $1,934,340.72    $161,195.06
9/1/21 - 8/31/22    $1,982,102.28    $165,175.19

*Before abatement

      Notwithstanding anything contained in this Lease to the contrary, so long as Lessee is not in default under this Lease, as amended, Lessee shall be entitled to an abatement of 50% of Base Rent for the seventy-two (72) month period commencing on September 1, 2007, and ending August 31, 2013 (the "Rent Abatement Period"). The total amount of Base Rent abated during the Rent Abatement Period is herein collectively referred to as the "Abated Rent". If Lessee is in default at any time during the Term and fails to cure such default within the applicable cure period under the Lease, if any, the Rent Abatement Period shall be deemed ended as of the date of such Default and expiration of any applicable cure periods, if any. Termination of the Rent Abatement Period in the event of a Default shall not limit or affect any of Lessor's other rights, pursuant to this Lease or at law or in equity.

      6. Rent Adjustment. From the date hereof through August 31, 2007, Lessee shall continue to pay Lessor Rent Adjustment for the Premises in accordance with Section 2 of the Lease. Effective as of September 1, 2007, Lessee shall pay to Lessor Rent Adjustment for the Premises in accordance with
Section 2 of the Lease, except, however, the definition of Expenses and Taxes set forth in Sections 2.A(iv) and 2.A(v), respectively, of the Lease are hereby replaced with the definition of "Expenses" and "Taxes" set forth in Section 4(b) of the Fifth Amendment, it being the intent that the definition of Expenses and Taxes shall be applicable to the entire Premises effective as of September 1, 2007. Additionally, Lessor and Lessee acknowledge and agree that effective as of the Surrender Date Rent Adjustment payments shall be appropriately adjusted to reflect the partial termination under Section 2 above.

      7. Condition of Premises. Lessee accepts the Premises in their "as is", "where is" physical condition, and Lessee acknowledges that no promise of Lessor to alter, remodel, improve, repair or decorate the Premises or any part thereof or any portion of the Building has been made, except, however Lessor shall provide to Lessee Lessor's Contribution as provided in Exhibit A attached hereto (the "Workletter") and Lessor acknowledges that Lessee will be constructing certain improvements in the Premises in accordance with said Workletter.

      8. Expansion Option. All expansion options granted to Lessee under the Lease, including, without limitation, any and all expansion options, rights of first refusal or rights of first offer, are hereby deleted in their entirety and the following, along with Lessee's rights granted under Section 9 and Section 10 below, are substituted in their place and stead:

            (a) Lessor hereby grants to Lessee one (1) option to expand the Premises (the "Expansion Option") by between 17,500 rentable square feet and 19,250 rentable square

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

      feet (the "Expansion Premises"), effective as of the Expansion Premises Commencement Date (as hereinafter defined) and expiring on the Extended Expiration Date, unless sooner terminated or extended in accordance with the terms of the Lease, as amended hereby, under the following terms and conditions. The Expansion Premises shall be located on any of the 8th through the 14th floors of the Building.

            (b) Lessee may, by written notice (the "Expansion Inquiry Notice") given to Lessor no sooner than October 1, 2009, and no later than November 15, 2009, request Lessee's terms and conditions for a lease of the Expansion Premises. If Lessee timely delivers the Expansion Inquiry Notice to Lessor, Lessor shall, no later than November 30, 2009, notify Lessee ("Lessor's Notice") of the precise location and area of the Expansion Premises, the commencement date of the Lease with respect to the Expansion Premises and the Base Rent for the Expansion Premises. The rentable square footage of the Expansion Premises shall be determined by Lessor within the range identified above. The commencement date of the Lease with respect to the Expansion Premises shall no sooner than January 1, 2011, and no later than March 31, 2011. Base Rent for the Expansion Premises shall be equal to the Fair Market Base Rental (as hereinafter defined and determined), including the Fair Market Base Rental Escalation Rate (as hereinafter defined and determined), for the Expansion Premises for the applicable term of the Lease for the Expansion Premises. After receipt of Lessor's Notice, if Lessee disagrees with Lessor's determination of the Fair Market Base Rental or Fair Market Base Rental Escalation Rate, Lessor and Lessee shall negotiate in good faith to agree upon a Fair Market Base Rental and Fair Market Base Rental Escalation Rate.

            (c) Lessee may elect by written notice (the "Expansion Notice") given to Lessor at any time, but no later than January 1, 2010, time being of the essence, to (i) not exercise the Expansion Option, (ii) exercise the Expansion Option and accept the terms set forth in Lessor's Notice (or as otherwise agreed during negotiations as provided above), or (iii) exercise the Expansion Option but submit the determination of Fair Market Base Rental and/or Fair Market Base Rental Escalation Rate for the Expansion Premises to arbitration as provided in Section 13 below. Lessee's election shall be irrevocable once made. If Lessee fails to timely exercise the Expansion Option, Lessee's rights hereunder with respect to the Expansion Option shall terminate and Lessor shall have no further obligation hereunder with respect thereto.

            (d) If Lessee timely exercises the Expansion Option, then Lessor shall deliver possession of the Expansion Premises to Lessee on or before the commencement date stated in Lessor's Notice, provided, however, that in no event shall Lessor be liable to Lessee if Lessor is unable to deliver possession of the Expansion Premises on or before the designated commencement date for causes outside of Lessor's reasonable control, including the hold over of any existing occupant, provided, however, that in any event, Lessor shall use all commercially reasonable efforts to obtain possession, including an eviction action, if reasonably necessary. Effective as of the date of such delivery to Lessee (the "Expansion Premises Commencement Date"), the Expansion Premises shall be included in the Premises and shall be subject to all of the terms, conditions and provisions of the Lease, as amended, except as follows:

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

                  (i) The rentable area of the Premises shall be increased by the rentable square feet of the Expansion Premises and Lessee's Proportionate Share shall be increased accordingly;

                  (ii) Base Rent for the Expansion Premises shall be as set forth in Lessor's Notice or as otherwise determined hereunder; and

                  (iii) Lessee shall take  possession of the Expansion  Premises in an "as is" condition.

            (e) Lessee's right to exercise the Expansion Option is contingent upon Lessee not being in Default under the Lease, as amended hereby, either on the date that Lessee exercises such Expansion Option or, unless waived in writing by Lessor for purposes of the Expansion Option, on the date that otherwise would have been the commencement date of the lease term for the Expansion Premises. If Lessee is not in Default under the Lease, as amended hereby, on the date Lessee exercises such Expansion Option but is so in Default on the date that otherwise would have been the commencement date of the lease term for the Expansion Premises and Lessor does not waive in writing such Default for purposes of the Expansion Option, then, notwithstanding Lessee's timely exercise of the Expansion Option, Lessee shall have no right to lease such Expansion Premises as a result of Lessee's exercise of such Expansion Option.

            (f) If Lessee exercises the Expansion Option, Lessor and Lessee shall execute and deliver an amendment to the Lease reflecting the lease by Lessor to Lessee of the Expansion Premises on the terms provided above, which amendment shall be executed and delivered promptly after Lessee and Lessor agree on the Fair Market Base Rental and Fair Market Base Rental Escalation Rate.

            (g) The Expansion Option shall automatically terminate and become null and void and of no force or effect upon the earlier to occur of (i) the expiration or termination of the Lease, as amended, (ii) the termination of Lessee's right to possession of the Premises, or (iii) the failure of Lessee to timely or properly exercise such Expansion Option. The Expansion Option is personal to Lessee (and to any parent, subsidiary or affiliate of Lessee to which the Lease is assigned pursuant to the terms and conditions of the Lease) and shall not be assignable by Lessee separately from the Lease.

            (h) The Expansion Option shall not be deemed altered or affected by Lessee's lease of any First Opportunity Space under Section 9 below or any First Offer Space under Section 10 below unless, as a result of Lessee's exercise of such rights, insufficient space remains on the 8th through 14th floors of the Building.

      9.    Opportunity Notice.

            (a) In the month of January 2008, and in each January falling within the Term hereof (not including, however, the final two Januarys falling within the Term hereof (i.e., not including January 2021 and January 2022, and January of 2026 and January 2027 in the event the First Option to Extend is exercised and January 2031 and January 2032 if the Second Option to Extend is exercised)), Lessor shall notify Lessee in writing

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

      (the "Opportunity Notice") of any contiguous space on any of floors 8 through 14 of the Building containing 10,000 rentable square feet or more that is then available for lease (i.e., not under lease, subject to renewal or expansion options in any lease or then under current negotiations) (each such space identified by Lessor in the Opportunity Notice being herein referred to as a "First Opportunity Space"). If, within fifteen (15) business days after the delivery of such Opportunity Notice, Lessee shall give Lessor written notice ("Interest Notice") that Lessee elects to negotiate a lease of one or more of the First Opportunity Spaces identified in the Opportunity Notice, Lessor shall not offer the applicable First Opportunity Space for rent to a third party for at least fifteen (15) business days after receipt of the Interest Notice. Lessor and Lessee agree to negotiate in good faith and that in negotiating the terms of the lease of such First Opportunity Space identified in the Interest Notice, Base Rent shall be at the Fair Market Base Rental, including the Fair Market Base Rental Escalation Rate for the applicable First Opportunity Space. Lessee may only lease an entire, but not less than the entire, First Opportunity Space identified in the Opportunity Notice. If Lessee does not timely deliver an Interest Notice or if, within fifteen (15) business days following Lessor's receipt of an Interest Notice, the parties shall fail to agree on the terms of a lease therefor, Lessor may lease such space to a third party on such terms and conditions as Lessor may desire; provided, however, that if such space is not leased by the time the next Opportunity Notice is required hereunder, such space shall then again be listed on the Opportunity Notice.

            (b) Lessee's right to lease any First Opportunity Space hereunder is contingent upon Lessee not being in Default under the Lease, as amended hereby, either on the date that Lessee delivers the Interest Notice or, unless waived in writing by Lessor for purposes of the lease of the First Opportunity Space hereunder, on the date that otherwise would have been the commencement date of the lease term for the appropriate First Opportunity Space. If Lessee is not in Default under the Lease, as amended hereby, on the date Lessee delivers the Interest Notice but is so in Default on the date that otherwise would have been the commencement date of the lease term for the First Opportunity Space and Lessor does not waive in writing such Default for purposes of the lease any First Opportunity Space hereunder, then, notwithstanding Lessee's timely delivery of the Interest Notice, Lessee shall have no right to lease such First Opportunity Space.

            (c) If Lessee leases any First Opportunity Space hereunder, Lessor and Lessee shall execute and deliver an amendment to the Lease reflecting the lease by Lessor to Lessee of the applicable First Opportunity Space on the terms provided above, which amendment shall be executed and delivered promptly after Lessor and Lessee agree upon the terms for the applicable First Opportunity Space.

            (d) Lessee's rights hereunder shall automatically terminate and become null and void and of no force or effect upon the earlier to occur of (i) the expiration or termination of the Lease, as amended, (ii) the termination of Lessee's right to possession of the Premises or (iii) the failure by Lessee to timely or properly exercise such right (solely as to the space specified in the Opportunity Notice, but not as to any other space in the Building and only until the space otherwise becomes available, whether upon

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

      termination in the case of a lease of such space or inclusion in the next due Opportunity Notice). Lessee's rights hereunder are personal to Lessee (and to any parent, subsidiary or affiliate of Lessee to which the Lease is assigned pursuant to the terms and conditions of the Lease) and shall not be assignable by Lessee separately from the Lease.

      10. Right of First Offer. Lessee shall have the right of first offer (the "Right of First Offer") as hereinafter described to lease any space on the fourteenth (14th) floor of the Building ("First Offer Space") which Lessor proposes to lease for a term commencing during the First Offer Period and which has not been previously included in the Premises. For purposes of this Section 10, the term "First Offer Period" shall mean the period commencing on the date hereof and continuing thereafter during the Term of this Lease and any extensions and renewals; provided, however, that the First Offer Period shall not include the last two (2) years of the Term or the last two (2) years of any extension or renewal term thereafter. The lease of any First Offer Space shall be for a term beginning on the First Offer Space Commencement Date (as hereafter defined) for such First Offer Space and ending contemporaneously with the expiration of the Term and any renewals or extensions, unless sooner terminated as provided in the Lease, as amended. The Right of First Offer hereunder, however, shall not be applicable to the first lease of each portion of the First Offer Space entered into by Lessor after the date hereof (i.e., the first lease of the First Offer Space after surrender of the Second Additional Premises by Lessee under Section 3 above). Further, the Right of First Offer is subject to Lessor's right to renew or extend the lease of or enter into a new lease with any lessee occupying any portion of any First Offer Space even if not pursuant to an option contained in its lease. The Right of First Offer is also subject to any rights or options to lease granted to third parties prior to the date of this Lease and the rights of third parties who are parties to leases dated after the date of this Lease whose leased premises were offered to Lessee pursuant to this Section, but waived or deemed waived by Lessee pursuant to this Section. The Right of First Offer is exercisable at the following times and upon the following conditions:

            (a) Upon Lessor receiving a written counter proposal/offer, generating a revised proposal or developing a space plan for any portion of the First Offer Space during the First Offer Period, Lessor shall provide written notice thereof to Lessee ("Lessor's Notice") and shall include in Lessor's Notice an offer to Lessee to lease such First Offer Space at the Fair Market Base Rental, including the Fair Market Base Rental Escalation Rate, and shall also include in Lessor's Notice the date of commencement of the term of the lease of such First Offer Space (the "Effective Date"). Lessee shall have a period of ten (10) business days after the date of delivery of Lessor's Notice to notify Lessor ("Lessee's Notice") whether Lessee elects to exercise the right granted hereby to lease such First Offer Space. Lessee may only elect to lease the entire First Offer Space described in Lessor's Notice, and if Lessor is offering space in addition to the First Offer Space, Lessee may only elect to lease the entire space being offered by Lessor. If Lessee fails to give Lessee's Notice to Lessor within the required ten (10) business day period. Lessee shall be deemed to have failed to exercise its right to lease such First Offer Space.

            (b) If Lessee fails to exercise its right to lease any First Offer Space, Lessor shall have the right to lease all or any portion of such First Offer Space to any prospective tenant or others on such terms and provisions as may be acceptable to Lessor and such prospective tenant for a twelve (12) month period following the date of Lessor's Notice

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      and Lessee shall have no further  Right of First Offer to lease such First
      Offer Space during said twelve (12) month period.

            (c)   If Lessee  timely  exercises  the Right of First  Offer,  then
      Lessor shall deliver possession of the applicable First Offer Space to Lessee on or before the commencement date stated in Lessor's Notice, provided, however, that in no event shall Lessor be liable to Lessee if Lessor is unable to deliver possession of the Applicable First Offer Space on or before the designated commencement date for causes outside of Lessor's reasonable control, including the hold over of any existing occupant, provided, however, that in any event, Lessor shall use all commercially reasonable efforts to obtain possession, including an eviction action, if reasonably necessary. Effective as of the date of such delivery to Lessee (each applicable date being herein referred to as a "First Offer Space Commencement Date"), the applicable First Offer Space shall be included in the Premises and shall be subject to all of the terms, conditions and provisions of the Lease, as amended, except as follows:

                  (i) The rentable area of the Premises shall be increased by the rentable square feet of the applicable First Offer Space and Lessee's Proportionate Share shall be increased accordingly;

                  (ii) Base Rent for the applicable First Offer Space shall be as set forth in Lessor's Notice, subject to Lessee's right to negotiate and, if elected, arbitrate same pursuant to Section 13(b) below, or as otherwise determined hereunder; and

                  (iii) Lessee shall take  possession  of the  applicable  First
            Offer Space in an "as is" condition.

            (d) Lessee's right to exercise the Right of First Offer is contingent upon Lessee not being in Default under the Lease, as amended hereby, either on the date that Lessee exercises such Right of First Offer or, unless waived in writing by Lessor for purposes of the Right of First Offer, on the date that otherwise would have been the commencement date of the lease term for the applicable First Offer Space. If Lessee is not in Default under the Lease, as amended hereby, on the date Lessee exercises such Right of First Offer but is so in Default on the date that otherwise would have been the commencement date of the lease term for the applicable First Offer Space and Lessor does not waive in writing such Default for purposes of the Right of First Offer, then, notwithstanding Lessee's timely exercise of the Right of First Offer, Lessee shall have no right to lease such applicable First Offer Space as a result of Lessee's exercise of such Right of First Offer.

            (e) If Lessee exercises the Right of First Offer, Lessor and Lessee shall execute and deliver an amendment to the Lease reflecting the lease by Lessor to Lessee of the applicable First Offer Space on the terms provided above, which amendment shall be executed and delivered promptly after Lessee delivers Lessee's Notice to Lessor.

            (f) The Right of First Offer shall automatically terminate and become null and void and of no force or effect upon the earlier to occur of (i) the expiration or termination of the Lease, as amended, (ii) the termination of Lessee's right to possession of the Premises or (iii) the failure of Lessee to timely or properly exercise such Right of First Offer (solely as to the space specified in Lessor's Notice, and not as to any other space in the Building and only until the space otherwise comes available, whether upon termination in the case of a lease of such space, or Lessor's decision to remarket the space). The Right of First Offer is personal to Lessee (and to any parent, subsidiary or affiliate of Lessee to which the Lease is assigned pursuant to the terms and conditions of the Lease) and shall not be assignable by Lessee separately from the Lease.

      11.  Extension  Option.  All extension   rights set forth in the Lease are
hereby deleted in their entirety and the following is substituted in its place and stead:

            (a) Subject to the terms, conditions and limitations set forth in this Section 11, Lessee is hereby granted the option to extend (the "Option to Extend") the Term of the Lease for two (2) renewal terms of five (5) years each commencing September 1, 2022 (the "First Extension Term Commencement Date"), and expiring August 31, 2027 (the "First Extension Term"), and commencing September 1, 2027 (the "Second Extension Term Commencement Date"), and expiring August 31, 2032 (the "Second Extension Term"), on the same terms and conditions as are contained in the Lease, as amended hereby, except as follows:

                  (i) Lessor shall be under no obligation to make or pay for any further improvements to the Premises;

                  (ii) Lessee shall have no further rights under this Section 11; and

                  (iii) Commencing  as of the first  day of the First  Extension
            Term or Second Extension Term, as the case may be, Base Rent and Rent Adjustments for the first Lease Year of the First Extension Term or Second Extension Term, as the case may be shall be equal to ninety-two and one-half percent (92.5%) of the then current Fair Market Base Rental plus Lessee's Proportionate Share of Taxes and Expenses allocable to the Premises, increased by the Fair Market Escalation Rate on each September 1 thereafter during the remainder of the Extension Term.

            (b)   Notwithstanding  anything to the  contrary  contained  in this
      Section 11, Lessee's right to exercise the Option to Extend shall be contingent upon Lessee not being in Default under the Lease, as amended hereby, either on the date that Lessee exercises the Option to Extend or, unless waived in writing by Lessor for purposes of the Option to Extend, on the First Extension Term Commencement Date or Second Extension Term Commencement Date, as the case may be. If Lessee is not in Default under the Lease, as amended hereby on the date that Lessee exercises the Option to Extend but is so in Default on the First Extension Term Commencement Date or Second Extension Term Commencement Date, as the case may be, and Lessor does not waive in writing such Default for purposes of the Option to Extend, then, notwithstanding Lessee's exercise of the Option to Extend, the Option to Extend shall be deemed to be terminated and of no force and effect and the Term of the Lease shall expire or be terminated in accordance with terms of the Lease as if Lessee had not been granted the Option to Extend pursuant to this Section 11.

            (c) Lessee may, by notice given to Lessor not later than January 1, 2021, with respect to the First Extension Term and January 1, 2026, with respect to the Second Extension Term request Lessor to provide Lessee with Lessor's determination of the Fair Market Base Rental and Fair Market Base Rental Escalation Rate in effect on the First Extension Term Commencement Date or Second Extension Term Commencement Date, as the case may be, and, in such case, Lessor shall provide Lessee with written notice ("Lessor's Extension Notice") of such determination within ten (10) business days after receipt of Lessee's request. After receipt of Lessor's determination of the Fair Market Base Rental and Fair Market Base Rental Escalation Rate, if Lessee disagrees with same, Lessor and Lessee shall negotiate in good faith to mutual agree upon the Fair Market Base Rental and Fair Market Base Rental Escalation Rate.

            (d) Lessee may elect by written notice ("Lessee's Extension Option Exercise Notice") on or before March 1, 2021, with respect to the First Extension Term and March 1, 2026, with respect to the Second Extension Term, time being of the essence, to (i) not exercise the Option to Extend,
      (ii) exercise the Option to Extend and accept the terms set forth in Lessor's Extension Notice (or as otherwise agreed to during negotiations as provide above) or (iii) exercise the Option to Extend but submit the determination of Fair Market Base Rental and/or Fair Market Base Rental Escalation Rate to arbitrations as provided in Section 13 below. Lessee's election shall be irrevocable once made. If Lessee fails to timely exercise the Option to Extend, then Lessee's rights hereunder with respect to the Option to Extend shall terminate and be of no further force or effect.

      12. Contraction Options. All contraction and early termination rights set forth in the Lease are hereby deleted in their entirety and the following is substituted in its place instead:

            (a) Provided that Lessee is not in Default hereunder, Lessee shall have the options to exclude from the Premises (i) up to 20,000 rentable square feet (the "First Contraction Option") effective as of August 31, 2012 (the "First Contraction Date") and (ii) up to 20,000 rentable square feet (the "Second Contraction Option"; the First Contraction Option and the Second Contraction Option are hereinafter each referred to as a "Contraction Option") effective as of August 31, 2017 (the "Second Contraction Date"; the First Contraction Date and the Second Contraction Date are hereinafter each referred to as a "Contraction Date").

            (b) The First Contraction Option may be exercised by written notice given by Lessee to Lessor no later than February 28, 2011 ("First Contraction Notice"), time being of the essence, which First Contraction Notice shall include Lessee's designation of the portion of the Premises as to which the First Contraction Option is being exercised (the "First Contraction Space"). The Second Contraction Option may be exercised by written notice given by Lessee to Lessor no later than February 28, 2016, time being of the essence, which Second Contraction Notice shall include Lessee's designation of the portion of the Premises as to which the Second Contract Option is being exercised (the "Second Contraction Space"; the First Contraction Space and the Second Contraction Space are hereinafter each referred to as a "Contraction Space"). Each Contraction

      Space shall be one horizontally contiguous space no more than 20,000 rentable square feet and shall all be configured in a manner satisfying all applicable city and fire codes, having reasonable access to the elevator, lobby and other common areas on such floor as reasonably determined by Lessee, subject, however, to the reasonable approval of Lessor and Lessor's architect as to the marketability and commercial reasonableness of the configuration, Lessor acknowledging, however, that a proposed configuration which does not include any windows will nonetheless still be marketable and commercially reasonable so long as a building permit for office use can be issued for such space.

            (c) If Lessee timely exercises a Contraction Option, Lessee shall pay to Lessor a fee (the "Termination Fee"), determined as hereinafter provided. The Termination Fee shall be paid no later thirty (30) days prior to the applicable Contraction Date. The Termination Fee shall be equal to (i) $86.67 per rentable square foot of the Contraction Space with respect to the First Contraction Option and (ii) $55.16 per rentable square foot of the Contraction Space for the Second Contraction Option, plus, in both cases, two (2) times the monthly installment of Base Rent and Rent Adjustment due and payable in connection with the applicable Contraction Space for the month in which the applicable Contraction Date occurs. In addition, Lessee shall pay the costs incurred to demise the Construction Space and construct the required multi-tenant corridor or other common area improvements on such floor as reasonably determined and designed by Lessee, subject to the reasonable approval of Lessor and Lessor's architect. Also in addition, if any portion of the Contraction
      Space includes the stairway between the 15th and 16th floors of the Premises, then Lessee shall reimburse Lessor for 50% of all reasonable costs and expenses incurred by Lessor in demolishing said stairway and restoring the floor slab between the 15th and 16th floors of the Building.

            (d) If Lessee exercises the Contraction Option, the Lease, as amended, shall terminate as to the applicable Contraction Space as though it had expired by lapse of time, Lessee shall return the applicable Contraction Space to Lessor on the applicable Contraction Date in accordance with the requirements of the Lease, as amended, and effective as of the applicable Contraction Date:

                  (i) Base Rent for the remaining balance of the Premises shall be proportionately reduced; and

                  (ii) the rentable square feet of the Premises shall be reduced by the rentable square feet of the applicable Contraction Space and Lessee's Proportionate Share shall be reduced accordingly.

            (e) If Lessee has validly exercised a Contraction Option, Lessor and Lessee shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to such contraction as determined in accordance herewith.

      13.   Fair Market Base Rent.

            (a) As used in this Amendment, "Fair Market Base Rental" shall be deemed to mean the market base rental, net of all concessions, tax and expense "stops" (or charges for taxes and expenses), construction or other allowances or abatements, for comparable office space in comparable first-class office buildings in the North Michigan Avenue market of Chicago, Illinois, for lease terms equivalent to the term for the applicable premises, in effect on the applicable commencement date; the "Fair Market Base Rental Escalation Rate" shall be deemed to mean the annual escalation (whether in the form of a percentage or fixed monetary amount, if any) being applied to such Fair Market Base Rental for comparable office space in comparable office buildings in the North Michigan Avenue market of Chicago, Illinois, for lease terms equivalent to the term for the applicable premises, in effect on the applicable commencement date; and the "North Michigan Avenue market of Chicago, Illinois" shall be deemed to mean the area bounded by Lake Shore Drive to the east, the Chicago River to the south, State Street to the west and Oak Street to the north.

            (b) With respect to the First Offer Space only, if Lessee disagrees with Lessor's determination of the Fair Market Base Rental and Fair Market Base Rental Escalation Rate (which Lessee must do, if at all, in writing setting forth Lessee's determination of Fair Market Base Rental and Fair Market Base Rental Escalation Rate within ten (10) business days after receipt of notice of Lessor's determination) and if the parties cannot agree on the Fair Market Base Rental and Fair Market Base Rental Escalation Rate within ten (10) business day's thereafter, then such dispute shall be determined by binding arbitration as hereinafter provided. With respect to the Expansion Premises and Option to Extend, the determination of Fair Market Base Rental and Fair Market Base Rental Escalation Rate may be submitted to arbitration by Lessee as provided under Section 8 or Section 11 above, respectively. Lessor and Lessee will each select an arbitrator who shall be disinterested and shall be a broker that has been actively engaged in the leasing of comparable office buildings in the North Michigan Avenue market of Chicago, Illinois, for a period of not less than five (5) years immediately preceding his or her appointment. Lessor and Lessee shall each simultaneously submit to the arbitrators a determination of proposed Fair Market Base Rental and Fair Market Base Rental Escalation Rate. If no submittal is made, the parties shall be deemed to have submitted their original determinations. The arbitrators shall be directed as promptly as possible to select from the two determinations submitted by Lessor and Lessee the one that is closer to the Fair Market Base Rental and Fair Market Base Rental Escalation Rate as determined by the arbitrators, and said selection shall thereafter be deemed the Fair Market Base Rental and Fair Market Base Rental Escalation Rate. If the two arbitrators so appointed fail to agree as to which of the determinations submitted by Lessor and Lessee is closest to the actual Fair Market Base Rental and Fair Market Base Rental Escalation Rate, the two arbitrators shall appoint a third arbitrator, using the criteria described above, to decide upon which of the two determinations submitted is closest to the actual Fair Market Base Rental and Fair Market Base Rental Escalation Rate. In the event the two arbitrators are not able to so agree upon a third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association, using the criteria described above. The cost of the foregoing arbitration process shall be borne by the losing party. If no determination is made prior to the applicable commencement date, then Lessor's determination shall be used until the arbitration is completed. If Lessee's determination is later selected, Lessor shall promptly refund any overpayments to Lessee

      14. Temporary Space. Lessor shall allow Lessee to continue to occupy the Temporary Space from and after the date hereof until the earlier to occur of (a) December 31, 2007, and (b) the date which is ten (10) business days after the date on which the Lessee's Work (as defined in the Workletter) is substantially completed. Lessor shall not be obligated to install any improvements in the Temporary Space, and Lessee accepts the Temporary Space in its "as is" condition. Lessee may install temporary improvements as needed to conduct business in the Temporary Space, including the right to install cabling, but, upon Lessor's request, Lessee shall remove such temporary improvements, including cabling, upon termination of Lessee's occupancy of the Temporary Space. Lessee's occupancy of the Temporary Space shall be upon the same terms and conditions contained in the Lease, except that Lessee shall not have an obligation to pay Base Rent or Rent Adjustment for the Temporary Space. Lessee shall, however, be responsible for reimbursing Lessor for utilities, including electricity, and janitorial and cleaning costs incurred by Lessor in connection with the Temporary Space, such reimbursement to be made by Lessee to Lessor within thirty (30) days after periodic invoice for same from Lessor. Lessee shall vacate the Temporary Space within ten (10) business days after the date of substantial completion of Lessee's Work, and failure to vacate the Temporary Space within ten (10) business days after the date of substantial completion shall constitute a Default under the Lease. Lessee shall repair any damage done to the Temporary Space and shall leave the Temporary Space in broom clean condition. Lessee shall be responsible for all costs associated with the move into and out of the Temporary Space.

      15. Cash Allowance. Within thirty (30) days after execution and delivery of this Amendment by both Lessor and Lessee, Lessor shall pay to Lessee the sum of $408,028.00. Additionally, on or before September 1, 2007, Lessor shall pay Lessee the sum of $895,528.25. If Lessor fails to timely pay either of such payments to Lessee, Lessee may offset the unpaid amounts against Base Rent and Rent Adjustment payments next becoming due under the Lease, as amended, until fully applied.

      16. Deleted Provision. The last grammatical paragraph of Section 14 of the Original Lease is hereby deleted in its entirety and shall be of no further force or effect.

      17. Brokers. Lessee represents to Lessor that Lessee has not dealt with any real estate broker, salesperson or finder in connection with this Amendment other than Golub & Company and U.S. Equities Realty (collectively, the "Brokers"), and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith. Lessee hereby agrees to indemnify, defend and hold Lessor, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys' fees) arising from a claim for a fee or commission made by any broker (other than the Brokers), claiming to have acted by or on behalf of Lessee in connection with this Amendment. Lessor shall be responsible for paying any commissions due the Brokers in connection with this Amendment pursuant to separate agreements with the Brokers.

      18. Submission. Submission of this Amendment by Lessor or Lessor's agent, or their respective agents or representatives, to Lessee for examination and/or execution shall not in any manner bind Lessor or Lessee and no obligations on Lessor or Lessee shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Lessor and

Lessee; provided, however, the execution and delivery by Lessee of this Amendment to Lessor or Lessor's agent, or their respective agents or representatives, shall constitute an irrevocable offer by Lessee on the terms and conditions herein contained, which offer may not be revoked for fifteen (15) days after such delivery.

      19. Ratification; Conflict; Successors and Assigns. The Lease, as amended by this Amendment, shall continue in full force and effect, subject to the terms and provisions thereof and hereof, and is hereby ratified and confirmed. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control. This Amendment shall be binding upon and inure to the benefit of Lessor and Lessor's successors and assigns. This Amendment shall be binding upon and inure to the benefit of Lessee and Lessee's successors, permitted assigns, heirs and personal representatives.

      20. Limitation of Liability. The liability of Lessor under the Lease, as amended, is limited to its interest in the Building and Lessee agrees that no judgment against Lessor may be satisfied against any property or assets of Lessor other than the equity interest of Lessor in the Building.

      IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

                                        LESSOR:

                                        GOLUB LSP INVESTORS, LP, a Delaware
                                        limited partnership

                                        By: GP Golub LSP, Inc., a Delaware
                                            corporation, its general partner

                                            By: /s/ Lee Golub, EVP
                                                -------------------------
                                                Name: Lee Golub, EVP
                                                Title: EVP

                                        LESSEE:

                                        PLAYBOY ENTERPRISES, INC., a Delaware
                                        corporation

                                        By: /s/ HOWARD SHAPIRO
                                            -------------------------
                                            Name: HOWARD SHAPIRO
                                            Title: Ex VP

                                    EXHIBIT A

                                   WORKLETTER

      The terms used herein shall have the meanings ascribed to them in that certain Sixth Amendment to Lease dated May 1, 2006, by and between Golub LSP Investors, LLC, a Delaware limited liability company ("Lessor") and Playboy Enterprises, Inc., a Delaware corporation ("Lessee"), unless otherwise stated herein.

I.    Construction  of  the  Premises.   Lessor  and  Lessee  agree  that  their
      respective rights and obligations in reference to the construction of improvements in the Premises shall be as follows:

      A.    Lessee's Plans and Specifications.

            (1) For any work to be performed in the Premises for which a building permit is required, Lessee, at Lessee's sole cost and expense, except as provided herein, shall cause a licensed architect to prepare complete, finished, detailed architectural, mechanical, structural and electrical plans and specifications including all dimensions and specifications for such work ("Lessee's Plans").

            (2) Lessee's Plans shall also include all information as shall be required by Lessor's engineers in connection with mechanical plans, which information shall include, but not be limited to, the following:

                  (i) Any special floor loading conditions which may exceed the structural weight limits of any floor;

                  (ii) Specifications of any heat emanating equipment to be installed by Lessee which may require special air conditioning;

                  (iii) Electrical specifications of any equipment that requires additional electrical power or outlets; and

                  (iv) Complete plans and  specifications  for demolition of the existing stairway between the 14th and 15th floors of the Premises and restoration of the floor between the 14th and 15th floors of the Premises.

            Lessee's Plans may consist of the plans to be submitted by Lessee to the applicable governmental authority for building permits.

            (3) Lessee's Plans are expressly subject to Lessor's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and in any event Lessor shall provide its approval or disapproval within ten (10) business days after submission of proposed Lessee's Plans by Lessee. Upon such approval, Lessee shall

                                       A-l
      cause Lessee's Plans, at Lessee's sole cost and expenses, to be filed with the governmental agencies having jurisdiction thereof, in order to obtain all governmental permits and authorizations which may be required in connection with the work to be done. Lessee may not commence any of Lessee's Work until Lessee's Plans are approved by Lessor.

            (4) Without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed, Lessee shall make no material changes in Lessee's Plans after approval thereof by Lessor.

II.   Construction of Lessee's Work.

      A. Lessee shall designate in Lessee's Plans all work and materials necessary for construction of the Lessee improvements in the Premises, and Lessee shall construct and install or cause to be constructed or installed in the Premises all of the work designated in Lessee's Plans ("Lessee's Work"). Prior to solicitation of any bids for the construction of Lessee's Work, Lessor shall approve, in writing, each of the contractors to be solicited by Lessee, which approval shall not be unreasonably withheld or delayed.

      B. Lessor shall contribute a maximum of up to $4,298,535.00 ("Lessor's Contribution") toward the Cost of Lessee's Work. Lessee is solely responsible for the Cost of Lessee's Work over $4,298,535.00. Lessee shall use a minimum of $2,388,075 of Lessor's Contribution to pay for hard costs of Lessee's Work, including labor and materials for installation of new improvements, demolition, of existing improvements, disassembly and reassembly of furniture systems, relocating furniture, cabling and other work, as well as soft costs such as architectural and engineering fees and/or furniture for the Premises. Up to $1,910,461.00 of Lessor's Contribution may be used as a credit against Base Rent becoming due under the Lease, as amended hereby, provided, however, that any such Base Rent credit shall not commence until September 1, 2007. Lessee agrees to cause Lessee's Work to be completed by no later than June 30, 2008.

      C. No supervisory fee shall be payable to Lessor in connection with Lessee's Work, however, Lessee shall reimburse Lessor for all out-of-pocket costs and expenses paid by Lessor to third parties in connection with Lessee's Work, including any reasonable fees and expenses paid to architects or engineers engaged by Lessor to review the plans and specifications for Lessee's Work.

      D. Lessee's right to receive payment of Lessor's Contribution shall be contingent upon (a) Lessee not being in default or breach under the Lease, as amended, at the time Lessee so requests payment and (b) Lessee, at such time, having completed the work for which Lessor's Contribution is being so requested in accordance with the terms of this Workletter and having submitted to Lessor contractor's affidavits and full and final waivers of lien and receipted bills for labor and materials expended and used for such work. Lessee may submit a request for payment two (2) times per month. Such request for payment shall include satisfactory evidence of full payment to contractors and subcontractors, including contractor affidavits and lien waivers covering the amounts requested for payment. Lessor shall use reasonable efforts to pay such request for payment from Lessee, provided that the foregoing conditions are satisfied, within thirty
(30) days  after  receipt  by Lessee,  and in   any event  Lessor  shall pay any
properly

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

submitted request for payment within sixty (60) days after receipt of same. If Lessor does not pay such request for payment within the required sixty (60) day period, provided that all conditions are met and payment is not otherwise disputed in good faith by Lessor, and Lessor does not cure such failure to pay within one hundred eighty (180) days after initial submission of the request for payment, Lessee may set off such unpaid portion of Lessor's Contribution against the Base Rent and Additional Rent next becoming due under the Lease until fully applied, without regard to the limitation on rental offset contained in Section II.B.

      E. In reviewing Lessee's Plans, Lessor may take into consideration whether, in Lessor's reasonable judgment, Lessee's Work will be practicable and consistent with existing physical conditions in the Building and the Office Area and with the Building Plans and any other plans for the Building which have been filed with the appropriate municipality or other governmental authorities having jurisdiction thereof, or may impair Lessor's ability to perform any of Lessor's obligations under the Lease or any other lease of space in the Building. Lessee's Work shall not affect any portion of the Building other than the Premises.

      F. Lessee's Work shall be performed in strict conformity with Lessee's Plans and shall be performed at Lessee's sole cost and expense, except for Lessor's Contribution.

      G. Prior to soliciting bids for construction of Lessee's Work, Lessee shall submit to Lessor for Lessor's approval, the names and addresses of all contractors to be solicited. Lessee's Work shall be done only by contractors or mechanics approved by Lessor. Lessee shall not permit Lessee's contractors and labor to interfere with Lessor or with any other lessee or its labor. Upon completion of Lessee's Work, Lessee shall furnish, or shall cause to be furnished to Lessor, contractor's affidavits, full and final waivers of lien, final architect's certificates and receipted bills covering all labor and materials expended and Lessee's Work shall comply with all insurance requirements, all laws, ordinances, rules and regulations of all governmental authorities, and all collective bargaining agreements applicable to the Building, and shall be done in a good and workmanlike manner with the use of high grades of materials.

III.  Insurance and Indemnity.

      A. Before commencing Lessee's Work, Lessee shall deliver to Lessor certificates of insurance or copies of insurance policies from all contractors performing labor or supplying materials for the construction of Lessee's Work, insuring Lessor, its agents, representatives, successors and assigns against any and all liability for bodily injury or property damage arising out of or connected in any way with Lessee's Work.

      B. To the extent permitted by law, Lessee hereby indemnifies and holds harmless Lessor, its agents, representatives, successors and assigns, from and against any and all losses, costs, claims and expenses of every kind and description arising out or relating to Lessee's Work, except as such may be required under insurance policies maintained pursuant to Paragraph III.A. above.

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